Exhibit 10.11

AGREEMENT OF LEASE

BY AND BETWEEN

NOVAPARK LLC

Landlord,

and

ANGION BIOMEDICA CORP.

Tenant.

Dated: June 21, 2011

Demised Premises:	A portion of 51 Charles Lindberg Boulevard
Uniondale, New York

AGREEMENT OF LEASE

AGREEMENT OF LEASE (this “Lease”), made the        day of June, 2011, by and between NOVAPARK (“Landlord”), a Delaware limited liability company, having an office at c/o Dr. Itzhak Goldberg, 400 Kelby Street, Fort Lee, New Jersey 07024, and ANGION BIOMEDICA, a Delaware corporation, having an address at 1050 Stewart Ave, Garden City, New York (“Tenant”).

W I T N E S S E T H :

WHEREAS, Tenant wishes to hire and to take from Landlord, and Landlord wishes to lease and to demise to Tenant, the “Demised Premises” or “Premises” (as hereinafter defined) and subject to and in accordance with the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS; CONSTRUCTION OF TERMS

Section 1.01. Definitions.    The terms defined in this Section shall, for all purposes of this Lease, have the meanings herein specified, unless specifically stated otherwise:

The term “Accounting Principals” shall mean generally accepted accounting principals (“GAAP”), consistently applied.

The term “Alterations” shall mean alterations, installations, improvements, additions, demolition or other physical changes in or about the Demised Premises.

The term “Approvals” shall mean any and all licenses, permits (including building permits, alteration permits and use permits), approvals, consents, certificates, variances, authorizations or amendments to any of the foregoing as shall be necessary or appropriate under Legal Requirements during the Term in connection with the commencement, performance, or completion of any Construction Work or Alterations, or affecting, the zoning, use, occupancy, maintenance or operation of the Demised Premises.

The term “Base Rent” shall mean all amounts payable by Tenant to Landlord pursuant to Section 4.01 hereof.

The term “Building” shall mean the Improvements located on the Land.

The term “Business Day” shall mean any day which is not a Saturday, a Sunday or a day observed as a holiday by either the State of New York or the federal government.

The term “Claims” shall mean all liabilities (statutory or otherwise), obligations, claims, demands, damages, penalties, causes of action, costs, expenses (including, without limitation,

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reasonable attorneys’ fees and expenses), losses and injuries in any manner relating to or arising with respect to the subject matter of any indemnity granted herein, including any enforcement of any such indemnity by the indemnified party.

The term “Commencement Date” shall mean the date which is the earlier of the date (a) Landlord delivers possession of the Demised Premises to Tenant and (b) Tenant or anyone claiming under or through Tenant shall first occupy any part of the Demised Premises.

The term “Construction Work” shall have the meaning provided in Article 7 hereof.

The term “Control”, “Controlled” or “Controlling” shall mean (i) direct or indirect ownership of more than fifty (50%) percent of the outstanding voting stock of a corporation or more than fifty (50%) percent of the partnership, membership or other beneficial interests of any other entity, and (ii) the ability effectively to control or direct the business decisions of such corporation or other entity.

The term “Depositary” shall mean Landlord unless by written notice to Tenant, Landlord shall designate the Mortgagee (as hereinafter defined)) or a Lending Institution (as hereinafter defined) selected by Landlord to perform the obligations of Depositary hereunder.

The term “Demised Premises” shall mean the portion of the Land and Building described on Exhibit “B” hereto and consisting of approximately 52,000 square feet.

The term “Environmental Activity” shall mean any use, storage, installation, existence, release, threatened release, discharge, generation, abatement, removal, disposal, handling or transportation from, under, into or on the Demised Premises (or any portion thereof) of any Hazardous Material.

The term “Environmental Requirements” shall mean all laws, ordinances, statues, codes, rules, regulations, agreements, judgments, orders and decrees, now or hereafter enacted, promulgated, or amended, of the United States, the states, the counties, the cities, or any other political subdivisions in which the Demised Premises is located, and any other political subdivision, agency or instrumentality exercising jurisdiction over the owner of the Demised Premises, the Demised Premises, or the use of the Demised Premises, relating to pollution, the protection or regulation of human health, natural resources, or the environment, or the emission, discharge, release or threatened release of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or waste or Hazardous Material into the environment (including, without limitation, ambient air, surface water, ground water or land or soil).

The term “Equipment” shall mean all equipment, fixtures and personal Demised Premises incorporated in or attached to and used or usable in the operation of the Demised Premises.

The term “Expiration Date” shall mean the Scheduled Expiration Date (as hereinafter defined) or such earlier date on which this Lease may terminate or expire as hereinafter provided.

The term “Governmental Authority” shall mean each and every governmental authority, quasi-governmental body, department, agency, bureau or other entity or instrumentality having or claiming jurisdiction over the Demised Premises, including the Federal Government of the

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United States, the State of New York and any subdivisions and municipalities thereof, and the City of New York, and all other applicable governmental authorities and subdivisions thereof.

The term “Hazardous Material” shall mean any material or substance which is or contains (i) any “hazardous substance” as now or hereafter defined in 101(14) of the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. 9601 et seq.) (“CERCLA”) or any regulations promulgated under CERCLA; (ii) any “hazardous waste” as now or hereafter defined in the Resource Conservation and Recovery Act (42 U.S.C. 6901 et seq.) (“RCRA”) or regulations promulgated under RCRA; (iii) any substance regulated by the Toxic Substances Control Act (15 U.S.C. 2601 et seq.); (iv) gasoline, diesel fuel, or other petroleum hydrocarbons; (v) asbestos and asbestos containing materials, in any form, whether friable or non-friable; (vi) polychlorinated biphenyls; (vii) radon gas; and (viii) any additional substances or materials which are now or hereafter classified or considered to be hazardous or toxic under Environmental Requirements or the common law, or any other applicable laws relating to the Demised Premises. Hazardous Material shall include, without limitation, any substance, the presence of which on the Demised Premises, (A) requires reporting, investigation or remediation under Environmental Requirements; (B) causes or threatens to cause a nuisance on the Demised Premises or adjacent Demised Premises or poses or threatens to pose a hazard to the health or safety of persons on the Demised Premises or adjacent Demised Premises; or (C) which, if it emanated or migrated from the Demised Premises, could constitute a trespass.

The term “Improvements” shall mean the buildings and structures erected or located on the Land during the Term and the building machinery and fixtures used in connection with the operation of such buildings and structures.

The term “Insurance Requirements” shall mean all of the terms and conditions of all insurance policies covering, related to or applicable to the Demised Premises, all requirements of the issuers of such policies and all rules, regulations, orders and other requirements or standards issued, promulgated or recommended by the National or Regional Board of Fire Underwriters, the National or Regional Fire Protective Association or any other national or regional body exercising similar functions in lieu thereof, and applicable to or affecting the Demised Premises or the use and occupancy thereof.

The term “Interest Rate” shall mean a rate equal to the lesser of (a) three (3) percentage points over the Prime Rate and (b) the maximum rate permitted by law.

The term “Land” shall mean the parcel of land described in Exhibit A attached hereto and all right, title and interest, if any, of Landlord in and to any streets, roadways, sidewalks or vaults abutting or included within said parcel of land and any easements, licenses, privileges, rights and appurtenances thereto.

The term “Landlord’s Estate” shall mean Landlord’s interest as Sublessee in the Demised Premises or any part of the Demised Premises, including Landlord’s interest in this Lease and reversionary interest in the Land and the Building upon termination of the Leasehold Estate

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The term “Landlord’s Statement” shall mean an instrument or instruments containing a calculation of the difference between the Base Tax Amount and the Taxes for any Tax Year.

The term “Lease” shall mean this Lease, together with all exhibits and schedules hereto.

The term “Leasehold Estate” shall mean all or any part of the leasehold estate created by this Lease and/or the interest of Tenant under this Lease.

The term “Lease Year” shall mean the twelve (12) calendar month period commencing on the first January 1 on or following the Commencement Date and on each anniversary thereof, and in the case of each of the calendar years in which the term of the Lease shall commence and expire, so much of such calendar year as shall fall within the term of this Lease.

The term “Legal Requirements” shall mean all federal, state, county, municipal and other governmental statutes, laws, rules, orders, permits, licenses, regulations, ordinances, judgments, decrees, directions and injunctions applicable to or affecting the Demised Premises, this Lease, the parties hereto, any Improvements, Equipment or other Demised Premises (personal or other) attached to or located on the Demised Premises, or the use or occupancy thereof, whether now or hereafter enacted or in force, ordinary or extraordinary, foreseen or unforeseen, and all covenants, agreements, restrictions, encumbrances, agreements and other provisions set forth in the Permitted Encumbrances.

The term “Lending Institution” shall mean (a) a savings bank, savings and loan association, commercial bank or trust company real estate investment trust (whether acting individually or in a fiduciary capacity), (b) an insurance company, (c) a federal, state, municipal or secular employee’s welfare, benefit, pension or retirement fund, or (d) any combination of the foregoing entities.

The term “Mortgage”, shall mean any mortgage that constitutes a lien on the Landlord’s interest in the Demised Premises and/or Landlord’s interest in this Lease.

The term “Mortgagee” shall mean the holder of a Mortgage.

The term “New Improvements” shall have the meaning provided in Article 7.

The term “Obligations”, and words of like import, shall mean the covenants to pay Rent and other sums payable hereunder, as applicable, and all of the other covenants, agreements, terms, conditions, limitations, exceptions and reservations contained in this Lease. The terms “Tenant’s Obligations” and “Landlord’s Obligations”, and words of like import, shall mean the Obligations of this Lease which are imposed upon and are to be performed, observed or complied with by Tenant or by Landlord, as the case may be.

The term “Permitted Use” shall mean the lawful use of the Demised Premises for the operation of Medical Testing Laboratory and Office, however, that the Permitted Use shall in no event include or permit any use of or activity at the Demised Premises (or any part thereof) that is prohibited by or that violates any Legal Requirements, Insurance Requirements or any of the provisions of this Lease.

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The term “Person” shall mean (a) an individual, corporation, limited liability company, partnership, joint venture, estate, trust, unincorporated association or other entity, (b) any federal, state, county or municipal government (or any bureau, department, agency or instrumentality thereof), and (c) any fiduciary or agent acting in such capacity on behalf of any of the foregoing.

The term “Prime Rate” shall mean the fluctuating annual interest rate announced publicly by Citibank, N.A., or any successor, at its headquarters in New York City, as its base commercial lending rate for ninety (90) day unsecured domestic loans, as the same may change from time to time.

The term “Related Entity” or “Related Party” shall mean any Person who or which Controls, is Controlled by, or is under common Control with, Tenant.

The term “Rent” shall mean all of the amounts payable by Tenant pursuant to this Lease, including Base Rent, Taxes, additional rent, and any other sums, costs, expenses, or deposits which Tenant, pursuant to any of the provisions of this Lease, is obligated to pay and/or deposit.

The term “Rent Commencement Date” shall mean the first day of month following the Commencement Date.

The term “Scheduled Expiration Date” shall mean the date which is the last day of the calendar month in which falls the day immediately preceding the fifteenth (15th) anniversary of the Rent Commencement Date.

The term “Taking” shall mean a taking, or voluntary conveyance, of title to, or any interest in, the Demised Premises, or any part thereof, or of the right to use all or any part thereof pursuant to, as a result of, in lieu of or in anticipation or under threat of the exercise of the right of condemnation, expropriation or eminent domain, and upon such a Taking, the Demised Premises, or such part thereof, shall be deemed to have been “taken”.

The term “Taxes” shall mean all real estate taxes, fees, assessments (special or otherwise), and charges that are levied against the Demised Premises or any part thereof, including personal Demised Premises and general intangibles taxes, gross receipts, sales, use and occupancy taxes, water and sewer charges, rates and rents, charges for public utilities, excises, levies, vault and other license, rent and permit fees and other municipal and governmental impositions and charges, general and special, ordinary and extraordinary, foreseen and unforeseen, of any kind and nature whatsoever, which shall or may during the term of this Lease be assessed, levied, charged, confirmed or imposed upon or become payable out of or become a lien on (a) the Demised Premises, or any part thereof, the appurtenances thereto or the sidewalks, streets or vaults adjacent thereto, (b) any personal Demised Premises located on the Demised Premises, (c) any rent and income received by or for the account of Tenant from any Subtenants or other users, lessees or occupants of the Demised Premises, or any part thereof, (d) any franchises, easements, rights, licenses and permits as may be appurtenant to the use of the Demised Premises, the transactions contemplated hereunder or any documents to which Tenant is a party, creating or transferring an interest or estate in the Demised Premises, (e) any occupancy, use or possession of the Demised Premises, or any part thereof, the appurtenances thereto or the sidewalks, streets, alleys or vaults adjacent thereto, or (f) any municipally approved payment in lieu of taxes. If at any time after the date hereof, the methods of taxation

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prevailing at the date hereof shall be altered so that in lieu of or as an addition to or as a substitute for the whole or any part of the taxes, assessments, rates, charges, levies or impositions now assessed, levied or imposed upon all or any part of the Demised Premises, there shall be assessed, levied or imposed (i) a tax, assessment, levy, imposition or charge based on the income or rents received from the Demised Premises, whether or not wholly or partially as a capital levy or otherwise, or (ii) a tax, assessment, levy, imposition or charge measured by or based, in whole or in part, upon all or any part of the Demised Premises and imposed upon Landlord, or (iii) a license fee measured by the rents, or (iv) any other tax, assessment, levy, imposition, charge or license fee however descried or imposed, then all such taxes, assessments, levies, impositions, charges and license fees or the part thereof so measured or based shall be deemed to be Taxes; provided, however, that the term “Taxes” shall not include any net income, franchise or value added tax, inheritance tax or estate tax (collectively, “Excluded Taxes”), imposed or constituting a lien upon Landlord or the Demised Premises, except if any of the aforesaid Excluded Taxes is (x) imposed or assessed by the applicable taxing authority in substitution for any of the Taxes or other charges included in the foregoing definition of Taxes, or (y) imposed in addition to the Taxes included in such definition for or in lieu of increases in any of the Taxes or other charges included in such definition. Additionally, any and all interest, fines and penalties payable with respect to any of the taxes, assessments or other charges included in the foregoing definition of “Taxes” shall also be deemed to be “Taxes” and included in the definition thereof.

The term “Tax Year” shall mean each full or partial twelve (12) month period during the Term commencing on July 1 of each year, or such other twelve (12) month period as may be duly adopted as the fiscal years for real estate tax purposes by Nassau County, New York.

The term “Tenant’s Proportionate Share” shall mean forty-nine and 07/100 (49.07%) percent.

The term “Term” shall mean the Term (as hereinafter defined) as the same may terminate or expire pursuant to the terms and conditions of this Lease.

Section 1.02. Rules of Construction.    The following rules of construction shall be applicable for all purposes of this Lease and all agreements supplemental hereto, unless the context otherwise requires:

(a)  The terms “hereby”, “hereof”, “hereto”, “herein”, “hereunder” and any similar terms shall refer to this Lease, and the term “hereafter” shall mean after, and the term “heretofore” shall mean before, the date of this Lease.

(b)  Words of the masculine, feminine or neuter gender shall mean and include the correlative words of the other genders and words importing the singular number shall mean and include the plural number and vice versa.

(c)  The terms “include”, “including” and similar terms shall be construed as if followed by the phrase “without being limited to”.

(d)  This Lease shall be governed by, and construed in accordance with, the law of the State of New York applicable to agreements to be performed wholly within such State.

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(e)  Whenever a party hereto “shall” or “will” perform or otherwise agrees to perform (or cause to be performed) any Obligations hereunder, such performance shall be at such party’s sole cost and expense unless otherwise expressly provided.

(f)  The term “indemnify” shall be construed in accordance with Section 31.04 hereof.

Section 1.03. Captions. The captions under the Article and Section numbers of this Lease are for convenience and reference only and in no way define, limit or describe the scope or intent of this Lease nor in any way affect this Lease.

ARTICLE 2

LEASE OF DEMISED PREMISES; PERMITTED ENCUMBRANCES;

TERM OF LEASE; EXTENSION OPTIONS

Section 2.01. Lease of Demised Premises; Term.    Landlord, for and in consideration of the rents to be paid and of the covenants and agreements hereinafter contained to be observed, complied with and performed by Tenant, hereby leases to Tenant, and Tenant hereby hires from Landlord, the Demised Premises;

TOGETHER with all right, title and interest, if any, of Landlord in and to any Improvements now or hereafter located on the Demised Premises, and any easements, licenses, privileges, rights and appurtenances related thereto;

SUBJECT, however, to all agreements, easements, covenants, restrictions, encumbrances, occupancies and all other liens, charges, title exceptions or matters or any kind or nature whatsoever affecting title to the Demised Premises as of the date hereof, including, without limitation, any and all matters as would be shown as of the Commencement Date by an accurate, current survey and inspection of the Demised Premises (collectively, the “Permitted Encumbrances” or “Permitted Exceptions”).

TO HAVE AND TO HOLD the same, subject as aforesaid, for a term commencing on the Commencement Date and ending upon the Scheduled Expiration Date or such earlier date on which this Lease may terminate as hereinafter provided upon and subject to the covenants, agreements, terms, provisions and limitations hereinafter set forth, all of which Tenant covenants and agrees to perform and observe.

Section 2.02 Term.    The term of this Lease (the “Term”) shall commence on the Commencement Date and expire on the Expiration Date.

ARTICLE 3

CONDITION OF DEMISED PREMISES

Section 3.01 Condition of Demised Premises.   Tenant hereby acknowledge and confirms that Tenant has undertaken a full and complete examination of the Demised Premises and the Improvements located on the Land as of the date hereof. Tenant is fully familiar

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therewith, the condition thereof, and the Permitted Encumbrances, and Tenant accepts and agrees to lease the same in their present “AS IS” condition and without any representation or warranty, express or implied, in fact or by law, by Landlord, and without recourse to Landlord, as to the title thereto, the nature, condition or usability thereof or the use or uses to which the Demised Premises or any part thereof may be put. Tenant expressly acknowledges that except as expressly provided in this Lease, Landlord has not made any representations or warranties and has held out no inducement to Tenant to execute this Lease. Without limiting the generality of the foregoing provisions of this Section, Tenant has not relied on any representations or warranties, and Landlord has not made any representations and warranties, in either case, express or implied, as to (i) the current or future real estate tax liability, assessment valuation of the Demised Premises; (ii) the potential qualification of the Demised Premises for any benefits conferred by any federal, state or municipal laws, whether for subsidies, special real estate tax treatment, insurance, financing or any other benefits, whether similar or dissimilar to those enumerated; (iii) the compliance of the Demised Premises in its current or any future state with applicable zoning ordinances and/or the ability to obtain Approvals or any other governmental approvals or variances with respect to the Demised Premises and possible non-compliance with any of said zoning ordinances or other laws governing the use of the Demised Premises; (iv) the availability of any financing for the alteration, rehabilitation or operation of the Demised Premises of any source; (v) the current or future use of the Demised Premises (including, without limitation, the Permitted Use); (vi) present and future condition and operating state of any and all machinery or equipment on the Demised Premises and the present or future structural and physical condition of any of the improvements (latent or patent or otherwise) or their suitability for rehabilitation, renovation or Alteration; (vii) the ownership or state of title of the Demised Premises or any personal Demised Premises located thereon; (viii) presence or absence of any rules or notices of violations of any Legal Requirements, or any obligations affecting the Demised Premises incurred under the provisions of any federal, state or local laws or any regulations promulgated thereunder; (ix) the state of title to the Demised Premises; (x) any environmental condition at the Demised Premises or the presence of any Hazardous Material at the Demised Premises; and (xi) the layout, rents, income, expenses and/or operation of the Demised Premises. Landlord is not liable or bound in any manner by any verbal or written statements, representation, real estate brokers “set-ups” or any other information pertaining to the Demised Premises or the operation, lay-out, expenses, conditions, income, leases, occupancies or rents furnished by any real estate broker, agent, employee or other Person. Except as otherwise expressly provided in this Lease, Landlord shall not be (i) liable for any latent or patent defect in the Demised Premises, (ii) liable for any violations of Legal Requirements affecting the Demised Premises (whether or not notices of any such violations have been issued, filed or recorded), or (iii) required to furnish any services or facilities or to make any repairs or Alterations in or to the Demised Premises during the term of this Lease. Tenant, at its sole cost and expense, hereby assumes the full and sole responsibility for the condition, operation, repair, replacement, maintenance and management of the entire Demised Premises from and after the Commencement Date.

Section 3.02  INTENTIONALLY OMITTED

Section 3.03   Waiver of Right to Rescind. Tenant waives any right to rescind or otherwise cancel or terminate this Lease under Section 223-a of the New York State Real Demised Premises Law or under any present or future statute of similar import then in force and

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further expressly waives the right to recover any damages which may result from Landlord’s failure to deliver possession of the Demised Premises on the Commencement Date or any particular date. Tenant agrees that this Section 3.03 is intended to constitute “an express provision to the contrary” within the meaning of said Section 223-a.

ARTICLE 4

RENT

Section 4.01  Base Rent.    Tenant covenants and agrees to pay to Landlord Base Rent during the Term, as follows:

(a)  During the period commencing on the Rent Commencement Date through and including the day immediately preceding of the Rent, Tenant shall pay to Landlord an annual Base Rent as follows:

Lease year(s) From Rent Commencement Date	Annual Rent	Monthly

Years 1-3	$450,000.00	$37,500.00

Years 4-6	$463,500.00	$38,625.00

Years 7-9	$477,405.00	$39,783.00

Years 10-12	$491,727.00	$40,977.00

Years 13-15	$506,479.00	$42,207.00

(b)  Base Rent Due Dates.    Tenant shall pay Base Rent in equal monthly installments, in advance, on the first day of each calendar month during the Term (a “Payment Date”).

(c)  Base Rent Proration.    If the Rent Commencement Date occurs on a day other than the first day of a calendar month, or if the expiration or other termination of this Lease (occurring for any reason other than an Event of Default) occurs on a day other than the last day of a calendar month, the Base Rent for the month in which each of such dates

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occurs shall be appropriately prorated. All prorations of Rent or other sums under this Lease shall be calculated on the basis of a 365-day year based on the actual number of days elapsed.

Section 4.02  Overdue Amounts If Tenant shall fail to pay when due any installment of Rent for a period of thirty (30) days after such installment or payment shall have become due, then Tenant shall pay to Landlord, upon Landlord’s demand, interest on such overdue amount at the Interest Rate, from the date when such installment or payment shall have become due to the date of the receipt of payment thereof by Landlord, and such interest shall be deemed Rent hereunder. No failure by Landlord to insist upon the strict performance by Tenant of Tenant’s Obligations to pay such interest shall constitute a waiver by Landlord of its right to enforce the provisions of this Section 4.02 in any instance thereafter occurring. The provisions of this Section shall not be construed in any way to extend the grace periods or notice periods with respect to the payment of Rent as provided in Section 15.02 hereof.

Section 4.03  No Joint Venture.  Landlord and Tenant agree that they are not partners or joint venturers and that they do not stand in any fiduciary relationship one to the other.

Section 4.04  All Rent Treated as Base Rent.    All Taxes and any other sum or payment due from Tenant pursuant to this Lease shall constitute Rent and, in the event of the non-payment by Tenant of any of the same when due according to the provisions of this Lease, Landlord shall have the same rights and remedies in respect thereof as Landlord shall or may have in respect of the Base Rent.

Section 4.05  Payments.   All payments of Rent and other sums required to be paid to Landlord shall be in lawful money of the United States of America and shall be paid to such person or party and at such place as Landlord may designate from time to time in writing.

Section 4.06  Net Lease.  Except as expressly provided otherwise herein, this Lease shall be deemed and construed to be a “net lease”, and Tenant shall pay to Landlord, absolutely net throughout the Term, the Rent and other sums payable hereunder, free of any charges, assessments, Taxes or deductions of any kind and without abatement, deferment, reduction, defense, counterclaim, demand, notice, deduction, credit or set-off of any kind or nature whatsoever, and under no circumstances or conditions, whether now existing or hereafter arising, or whether beyond the present contemplation of the parties, shall Landlord be expected or required to make any payment of any kind whatsoever or be under any other obligation or liability hereunder. Except as expressly provided otherwise herein, all costs, expenses, charges, Taxes and other payments of every kind and nature whatsoever relating to the Demised Premises, or the use, operation or maintenance thereof, which may arise or become due during or in respect of the Term shall be paid by Tenant. Under no circumstances or conditions, whether now existing or hereafter arising, or whether beyond the present contemplation of the parties, shall Landlord be expected or required to make any payment of any kind whatsoever or be under any other obligation or liability hereunder except as expressly set forth otherwise herein.

Section 4.07  No Offset.  Except as expressly provided otherwise in this Lease, no happening, event, occurrence, or situation during the term of this Lease, whether foreseen or unforeseen, and however extraordinary, shall permit Tenant to quit the Demised Premises or surrender this Lease or shall relieve Tenant from any of Tenant’s Obligations, or shall affect this Lease in any way, it being the intention that the Obligations of Landlord and Tenant hereunder

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shall be separate and independent covenants and agreements and that the Rent shall continue to be payable in all events. Except as expressly provided otherwise in this Lease, Tenant hereby waives any rights now or hereafter conferred upon it by statute, proclamation, decree, order, or otherwise, to quit the Demised Premises, or any part thereof, to surrender this Lease or to claim any abatement, setoff, offset, diminution, reduction or suspension of Rent or other charges on account of any such event, happening, occurrence or situation.

Section 4.08  Illegality.    If any Rent shall be or become uncollectible, reduced or required to be refunded because of any rent control or similar act of law enacted by a governmental authority, Tenant shall enter into such agreement(s) and take such other steps as Landlord may reasonably request and as may be legally permissible to permit Landlord to collect the maximum amounts which from time to time during the continuance of such rent controls may be legally permissible (and not in excess of the amounts reserved therefor under this Lease). Upon the termination of such rent controls, (a) the Rent in question shall become and thereafter be payable in accordance with the amounts reserved herein for the periods following such termination, and (b) Tenant shall pay to Landlord, to the maximum extent legally permissible, an amount equal to (i) the amount of any Rent in question which would have been paid pursuant to this Lease but for such rent controls less (ii) the amounts with respect to any such Rent paid by Tenant during the period such rent controls were in effect.

ARTICLE 5

TAXES; OPERATING COSTS

Section 5.01.  Tax Payments.

(a)  Commencing on the Rent Commencement Date, Tenant shall pay to Landlord, as additional rent with respect to each Tax Year, the amount of Tenant’s Proportionate Share (“Tenant’s Tax Payment”) of the Taxes for such Tax Year. Landlord shall furnish to Tenant, prior to the commencement of each Tax Year, a Landlord’s Statement setting forth Tax Payment for such Tax Year. Tenant shall pay to Landlord on the first day of the month of June preceding such Tax Year and the first day of December of such Tax Year (each a “Payment Date”) of such Tax Year, an amount equal to one-half (½) of Landlord’s estimate of Tenant’s Tax Payment for such Tax Year. If Landlord shall not furnish any such estimate for a Tax Year or if Landlord shall furnish any such estimate for a Tax Year subsequent to the commencement thereof, then (x) until the first Payment Date following the date on which such estimate is furnished to Tenant, Tenant shall pay to Landlord on each Payment Date, an amount equal to the amount due from Tenant on the immediately preceding Payment Date; (y) after such estimate is furnished to Tenant, if any Tenant’s Tax Payment previously made was greater or less than the Tenant’s Tax Payment to be made in accordance with such estimate, then (1) if there is a deficiency, Tenant shall pay the amount thereof to Landlord within ten (10) Business Days after such estimate is furnished to Tenant, or (2) if there is an overpayment, Landlord shall credit such overpayment against subsequent installments of Rent; and (z) on the first Payment Date following the date on which such estimate is furnished to Tenant, Tenant shall make the Tenant’s Tax Payment in accordance with the terms set forth above. Landlord may, during each Tax Year, furnish to Tenant a revised Landlord’s Statement of Landlord’s estimate of Tenant’s Tax Payment for

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such Tax Year, and in such case, Tenant’s Tax Payment for such Tax Year shall be adjusted and any deficiencies paid or overpayments credited, as the case may be, substantially in the same manner as provided in the preceding sentence. After the end of each Tax Year, Landlord shall furnish to Tenant a Landlord’s Statement of Taxes for such Tax Year, and (A) if such Landlord’s Statement shall show that the sums so paid by Tenant were less than Tenant’s Tax Payment for such Tax Year, Tenant shall pay to Landlord the amount of such deficiency in Tenant’s Tax Payment within ten (10) Business Days after such Landlord’s Statement is furnished to Tenant, or (B) if such Landlord’s Statement shall show that the sums so paid by Tenant were more than Tenant’s Tax Payment for such Tax Year, Landlord shall credit such overpayment in Tenant’s Tax Payment against subsequent installments of Rent payable by Tenant. If there shall be any increases in the Taxes for any Tax Year, whether during or after such Tax Year, or if there shall be any decrease in the Taxes for any Tax Year, whether during or after such Tax Year, Tenant’s Tax Payment for such Tax Year shall be appropriately adjusted and any deficiencies paid or overpayments credited, as the case may be, substantially in the same manner as provided in the preceding sentence. In the event that during the Term, Nassau County changes the dates upon which Taxes are due, the Payment Dates shall be such dates upon which real estate taxes are payable to the County of Nassau.

(b)  Occupancy Tax.    Tenant shall pay any occupancy or rent tax now in effect or hereafter enacted and applicable to Tenant’s occupancy of the Demised Premises, regardless of whether imposed by its terms upon Landlord or Tenant, and if any such tax is payable by Landlord, Tenant shall promptly reimburse the amount thereof to Landlord upon demand, as additional rent.

(c)  Copy of Bills.    Within fifteen (15) days after Tenant’s request therefor, Landlord shall deliver to Tenant a copy of any bill relating to Taxes for the Demised Premises or any part thereof, if and to the extent received by Landlord.

(d)  Certain Adjustments.   If the Commencement Date shall be a day other than January 1 or the Expiration Date shall be a day other than December 31, then in each such event in applying the provisions of this Article with respect to the Tax Year in which the event occurred, appropriate adjustments shall be made to reflect the result of such event on a basis consistent with the principles underlying the provisions of this Article, taking into consideration the portion of such Tax Year, which shall have elapsed prior to or after such event.

(e)  Non-Waiver.    Landlord’s failure to render a Landlord’s Statement on a timely basis with respect to any Tax Year shall not prejudice Landlord’s right to thereafter render a Landlord’s Statement with respect to such Tax Year or any subsequent Tax Year, nor shall the rendering of a Landlord’s Statement prejudice Landlord’s right to thereafter render a corrected Landlord’s Statement for any Tax Year.

(f)          Tenant Disputes.    Each Landlord’s Statement sent to Tenant shall be conclusively binding upon Tenant unless Tenant shall (i) pay to Landlord when due the amount set forth in such statement, without prejudice to Tenant’s right to dispute such statement, and (ii) within sixty (60) days after such statement is sent, send a notice to Landlord objecting to such statement and specifying the reasons for Tenant’s claim that such statement is incorrect.

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(g)         Landlord shall have and retain the exclusive right to contest or protest by appropriate proceedings, and the exclusive right to withdraw, settle or otherwise compromise any existing or future protest or reduction proceeding affecting, any Taxes assessed or imposed against the Demised Premises or any part thereof for any tax period in which the Commencement Date occurs or any prior tax period. Any and all refunds or credits of any Taxes which are attributable to any tax period occurring prior to the tax period in which the Commencement Date occurs shall belong to and be the sole Demised Premises of Landlord, and Tenant shall have no right or claim thereto. Any refund or credit of any Taxes which is attributable to the tax period in which the Commencement Date or the Expiration Date occurs shall be apportioned between Landlord and Tenant in the manner set forth in Section 5.01 after the party which protested or contested such Taxes shall have first deducted and recouped therefrom all expenses incurred by it in connection with the collection thereof; provided, however, that if the Expiration Date has occurred by reason of an Event of Default, then all of such refund or credit shall belong to and be the sole Demised Premises of Landlord, and Tenant shall have no right or claim thereto.

Section 5.02    Operating Costs.  (A) For purposes of this Sublease, the term “Operating Costs” shall be defined as follows:

(h)  The term “Operating Costs” shall mean and include the aggregate of all those expenses, adjusted for full occupancy, to the extent incurred in respect to the operation and maintenance (whether structural or nonstructural, and whether capital or non-capital in nature) of the Landlord Building in accordance with accepted principles of sound management and accounting practices as applied to the operation and maintenance of non-institutional first class office properties, including any and all of the following: salaries, wages, hospitalization, medical, surgical and general welfare benefits (including group life insurance), pension payments, payroll taxes and workmen’s compensation of and respecting employees of Landlord engaged in the operation and maintenance of the Landlord Building (including, among others, that of the Landlord Building or Building manager and such manager’s administrative staff); all insurance carried by Landlord applicable to the Landlord Building (including, without limitation, primary and excess liability, vehicle insurance, fire and extended coverage, vandalism and all broad form coverage, riot, strike and war risk insurance, flood insurance, boiler insurance, plate glass insurance, rent insurance and sign insurance); management fees; maintenance fees; maintenance and repairs of grounds (including, without limitation, all landscaping, statuary, exhibits, displays, walks, parking and other vehicle ways and areas and common areas), underground conduits, pipes, line equipment and systems; repaving, resurfacing and painting (including line painting); removal of snow, ice, trash, garbage and other refuse; public light and power, steam, fuel (including oil and/or gas used to heat the Building), utility taxes and water and sewer rental; cleaning, cleaning supplies, uniforms and dry cleaning and window cleaning; legal expenses (other than those for preparation of this and other leases) and accounting fees; taxes (including, without limitation, sales and use taxes); service contracts with independent contractors, energy providers and/or consultants, security systems and security personnel, and traffic systems and traffic personnel; telephone, telegraph and stationery; advertising; and all other expenses paid in connection with the operation of the Landlord Building. All such

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expenses are subject to Landlord’s overhead and administrative cost of five (5%) percent. Operating Costs shall not include: (1) expenses for repairs or other work occasioned by fire or other insured casualty; (2) expenses incurred in connection with leasing and procuring new tenants; (3) interest or amortization payments on any mortgage or mortgages, and rental under any ground or underlying leases; and/or (4) wages, salaries or other compensation paid to any executive employee of Landlord above the grade of Real Property or Building manager.

(B)  Tenant shall pay to Landlord, as Additional Rent, Tenant’s Proportionate Share of Operating Expenses (“Tenants Cost Payment”) for each Lease year upon Landlord rendering to Tenant a statement containing a computation of Tenants Cost Payment at the rate of 1/12th of Tenants Cost Payment for the applicable period.

(C)  Landlord’s failure to render Landlord’s Cost Statement with respect to any Lease Year shall not prejudice Landlord’s right to render a Landlord’s Cost Statement with respect to any Lease Year.

ARTICLE 6

IMPROVEMENTS; END OF TERM

Section 6.01  Title.   Title to the Improvements presently or hereafter located on the Land, and title to all Improvements hereafter erected by or on behalf of Tenant pursuant to the applicable provisions of this Lease, but subject to Tenant’s rights herein as provided in this Lease, shall remain, and immediately upon erection on the Land shall become, the Demised Premises of Landlord. Materials, fixtures and Equipment incorporated in the Improvements shall, effective upon their incorporation into the Improvements and at all times thereafter, constitute the Demised Premises of Landlord and shall constitute a portion of the Demised Premises, subject to Tenant’s rights therein as provided in this Lease during the term hereof. Tenant shall have no right to remove any of the Improvements from the Land.

Section 6.02.  End of Term.   Upon the Expiration Date, or upon a re-entry by Landlord upon the Demised Premises permitted pursuant to Section 25.02 hereof:

(a)  Tenant shall surrender and deliver up to Landlord the Demised Premises in good order, condition and repair, reasonable wear and tear excepted, free and clear of all Subtenants, liens and encumbrances (except Permitted Encumbrances);

(b)  Tenant shall deliver to Landlord (i) Tenant’s executed counterparts of any management, service and maintenance contracts then affecting the Demised Premises, (ii) true and complete maintenance records for the Demised Premises, (iii) all original licenses and permits then pertaining to the Demised Premises, (iv) permanent or temporary certificates of occupancy then in effect for the Improvements (and transfer documents relating thereto to the extent applicable), (v) all warranties and guarantees then in effect which Tenant has received in connection with any work or services performed or Equipment installed in the Improvements, and (vi) all keys to the Demised Premises; and

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(c)  Tenant shall execute and deliver to Landlord such instruments of surrender, assignment and transfer, as the case may be, as Landlord may reasonably deem necessary to evidence the same pursuant to this Section 6.02.

The provisions of this Section 6.02 shall survive the expiration or earlier termination of this Lease.

ARTICLE 7

TENANT’S CONSTRUCTION OF NEW IMPROVEMENTS

Section 7.01   Tenant’s Construction of New Improvements.

(a)  Subject to and in accordance with the terms and conditions of this Lease, Tenant, at its sole cost and expense, shall have the right to make Alterations to the interior of the Building (such new Alterations to be performed by Tenant are hereinafter called the “New Improvements”). All work required to construct and complete the New Improvements in accordance with the terms of this Lease is hereinafter sometimes referred to as the “Construction Work”. Tenant shall have the right to cause or permit demolition of or Alteration to any of the existing Improvements for the purpose of performing the Construction Work in accordance with the terms and conditions of this Lease, and only after Tenant shall have satisfied all conditions and requirements set forth in Sections 7.02, 7.03, Article 10 and elsewhere in this Lease which are conditions precedent to the commencement of Construction Work.

(b)  The Construction Work shall be performed and/or managed by one or more reputable and responsible general contractor(s) or construction manager(s), all of whom shall be subject to the prior written approval of Landlord, which Landlord will not unreasonably withhold.

Section 7.02.  Plans and Specifications.

(a)  Submission and Review of Plans and Specifications.     Prior to commencing any Construction Work, Tenant shall submit to Landlord for Landlord’s prior review and written approval (which approval shall not be unreasonably withheld), detailed plans and specifications (including, without limitation, architectural, mechanical and structural drawings), prepared by a licensed architect reasonably acceptable to Landlord. No material modification to any plans or specifications which shall have been approved by Landlord shall be made without the prior written approval of Landlord, which approval shall not be unreasonably withheld. Any disapproval given by Landlord shall be accompanied by a statement in reasonable detail of the reasons for such disapproval, itemizing those portions of the plans and specifications so disapproved. Landlord reserves the right to disapprove any plans and specifications in part, to reserve approval of items shown thereon pending its review and approval of other plans and specifications, and to condition its approval upon Tenant making revisions to the plans and specifications or supplying additional information.

(b)  Compliance with Legal Requirements.    The plans and specifications (and any modification thereto) for the Construction Work shall comply with all Legal

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Requirements and Insurance Requirements.    Landlord’s approval of such plans and specifications (or any modification thereto) shall not be, nor shall be construed as being, or relied upon as, a determination that such plans and specifications (or any modification thereto) comply with any Legal Requirements or Insurance Requirements, it being Tenant’s obligation, at Tenant’s sole cost and expense, to comply with all Legal Requirements and Insurance Requirements.

Section 7.03  Additional Conditions Precedent to Commencement of Construction Work.   Prior to Tenant’s commencing any demolition or any other Construction Work, in addition to compliance with all of the other terms, conditions and provisions of this Article, all of the following conditions must be satisfied:

(a)  Tenant shall have obtained and delivered to Landlord true and complete copies certified by Tenant to be true and complete copies of originals, of the Approvals from all necessary Governmental Authorities, and Landlord shall have approved the final plans and specifications for the Construction Work that shall have been submitted by Tenant to Landlord in accordance with this Lease;

(b)  Tenant shall have delivered to Landlord the following items: (i) copies of all plans and specifications for the Construction Work which have been stamped as approved by the building department having jurisdiction, (ii) construction schedules prepared by Tenant, and (iii) duplicate originals of the policies of insurance required by Section 11.01 hereof;

(c)  Tenant shall have submitted to Landlord, a reasonably detailed budget identifying the total hard and soft costs for the Construction Work (the “Budget”), together with a statement certified to Landlord by a registered architect or licensed engineer selected and paid for by Tenant and approved by Landlord (“Tenant’s Architect”) stating that the New Improvements are able to be constructed in accordance with the plans and specifications approved by Landlord, for a total cost not in excess of that set forth in the Budget;

(d)  No Event of Default or default by Tenant with respect to the payment of any Rent shall be continuing;

Section 7.04  Performance of Construction Work.

(e)  Tenant covenants and agrees to commence the Construction Work promptly after obtaining the Approvals and thereafter to prosecute such work to completion with due diligence and continuity in a good and workmanlike manner, and in accordance with all Legal Requirements, Insurance Requirements and the provisions of Articles 7 and 10 and the other applicable provisions of this Lease. Promptly following the substantial completion of the Construction Work, Tenant shall furnish Landlord with (a) a written certification to Landlord by Tenant’s supervising architect, certifying that such architect has examined the aforesaid approved plans and specifications and that the New Improvements, as then constructed, have been completed substantially in accordance with such plans and specifications and complies with all Legal Requirements, (b) a copy or copies of the Certificate(s) of Occupancy for such New Improvements, (c) a complete set of “as built” plans in triplicate and a perimeter survey showing such improvements, as then constructed,

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(d) copies of all documents relating to the Construction Work filed with the department of buildings or other governmental authority, (e) copies of all guarantees or certifications called for under any construction agreements or otherwise received by Tenant, and (f) copies of New York Board of Fire Underwriters Certificate (or the equivalent certificate of any successor organization).

Section 7.05  Use of Plans and Specifications.   Landlord shall have the right to use without any payment or other compensation by Landlord therefor (a) any surveys and “as built” plans relating to the Demised Premises, and (b) any plans and specifications relating to the Construction Work the Improvements, to facilitate the exercise of its rights under this Lease. Tenant’s Obligations under this Section 7.05 shall survive the expiration or earlier termination of this Lease.

ARTICLE 8

USE OF THE DEMISED PREMISES

Section 8.01 Permitted Use.

Tenant may use the Demised Premises only for the Permitted Use and for no other purpose.

Section 8.01.  Restrictions on Use.    Notwithstanding anything contained in this Lease to the contrary, Tenant shall not use, occupy, maintain or operate the Demised Premises, nor permit the same to be used, occupied, maintained or operated, nor do or permit anything to be done in, on or to the Demised Premises, in whole or in part, in a manner which would in any way:

(a)  violate any construction permit or certificate of occupancy affecting the Demised Premises;

(b)  cause physical damage to the Demised Premises or the Improvements or any part thereof which are not promptly repaired or, after the substantial completion of the Construction Work demolish any of the New Improvements;

(c)  constitute a public or private nuisance;

(d)  be immoral or constitute the sale, display, use or presentation of anything that is pornographic or offensive;

(e)  violate any provision of this Lease; or

(f)  violate any present or future Legal Requirements or Insurance Requirements.

Any act or omission of any Subtenant which violates any provision of this Lease shall, for the purposes hereof, be deemed to be a violation of such provision of this Lease by Tenant, it being the intention and agreement of the parties that Tenant shall assume and be liable to Landlord for

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any and all acts and omissions of any Subtenant that are in violation of any of the provisions of this Lease. Tenant shall promptly upon discovery of any of the conditions in clauses (a) through (f) above, take all necessary steps, legal and equitable, to cause the discontinuance of such conditions. Tenant covenants and agrees that Tenant will obtain and maintain, at Tenant’s sole cost and expense, all licenses, permits, certificates, amendments to the certificate of occupancy and zoning variances (if required) for the Permitted Use from any Governmental Authority.

Section 8.03  Right of Entry.  Upon reasonable prior notice to Tenant (except in the case of emergency, in which case no prior notice shall be required), Landlord shall have the right to show the Demised Premises at any time during the term of this Lease to any prospective purchasers or mortgagees of the same, or any part thereof, and may enter upon the Demised Premises, or any part thereof, for the purpose of ascertaining the condition of the Demised Premises or whether Tenant is observing and performing Tenant’s Obligations. Where Tenant shall fail, after ten (10) days written notice, to make any repairs or perform work required of Tenant hereunder, Landlord also shall have the right to enter upon the Demised Premises for the purpose of making such repairs or performing such work, in which event Tenant shall pay, as additional Rent upon demand therefor, the cost to Landlord of such repairs and/or such work. Nothing contained herein, however, shall impose or imply any duty on the part of Landlord to make any such repairs or perform any such work.

Section 8.04  Utilities; Services; No Landlord Responsibility.   Tenant shall be solely responsible for, shall pay as and when due and shall indemnify Landlord against any Claims relating to, any and all charges for gas, electricity, light, heat, water, sewerage and power, for protective and security services, for telephone and other communication services, and for all other public or private utility services (including, without limitation, hydrant charges and sprinkler stand by charges) which shall be used, rendered or supplied upon or in connection with the Demised Premises, or any part thereof, at any time during the term of this Lease. Landlord shall not be required to furnish any services, utilities or facilities whatsoever to the Demised Premises, nor shall Landlord have any duty or obligation to make any Alteration or repair to the Demised Premises. Tenant assumes the full and sole responsibility for the condition, maintenance, operation, repair, Alteration, improvement and replacement of the Demised Premises.

Section 8.05  Environmental.

(a)       Tenant shall not undertake, permit or suffer any Environmental Activity the Demised Premises other than the ordinary cleaning, maintenance or operation of the Improvements in a manner (i) customarily performed for comparable properties and which does and will not result in (A) any discharge, spill, release or presence at the Demised Premises of any Hazardous Material, (B) any violation of any Insurance Requirements or Legal Requirements, or (C) any lien imposed against the Demised Premises or any part thereof in respect or as a consequence of such Environmental Activity; and (ii) in a manner as to provide prudent safeguards against potential risks to human health or the environment or to the Demised Premises.

(b)  Tenant shall notify Landlord immediately upon Tenant’s becoming aware of the release, discharge or presence of any Hazardous Material from or at the Demised Premises.

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(c)  If Tenant shall breach the covenants provided in this Section, and in addition to any other rights and remedies which may be available to Landlord under this Lease or otherwise at law or in equity, Landlord may require Tenant to take all actions, or to reimburse Landlord for the costs of any and all actions taken by Landlord as are necessary or reasonably appropriate to cure such breach. Tenant’s Obligations under this Section 8.07 shall survive the expiration or earlier termination of this Lease.

Section 8.6  Equitable Relief.   Tenant hereby acknowledges that Landlord may suffer irreparable harm by reason of any breach or threatened breach by Tenant of any of the provisions of this Lease, and, accordingly, in addition to any other remedy that Landlord may have under this Lease or as may be permitted by applicable law, Landlord shall be entitled to enjoin the action, activity or inaction that gives rise to such breach or threatened breach by Tenant.

Section 8.07  Windows.   Tenant shall not clean or require, permit, suffer or allow any window in the Improvements to be cleaned from the outside in violation of Section 202 of the Labor Law or any other Legal Requirements or Insurance Requirements.

ARTICLE 9

REPAIRS

Section 9.01.  Repairs.

Landlord, at its expense, will make all the repairs to and provide the maintenance for the Demised Premises (excluding painting and decorating and repairing any of Tenant’s Alternations) and for all public areas and facilities, except such repairs and maintenance as may be necessitated by the negligence, improper care or use of such premises and facilities by Tenant, its agents, employees, licensees or invitees, which will be made by Landlord at Tenant’s expense.

ARTICLE 10

INTENTIONALLY OMITTED

ARTICLE 11

INSURANCE

Section 11.01.  Insurance.   At all times during the Term, Tenant shall keep and maintain policies of:

(a)  insurance on the Improvements against loss or damage by fire, lightning, windstorm, water damage and such other further risks and hazards as now are or subsequently may be embraced by the so-called “all-risk” coverage endorsement (including (i) debris removal, demolition and increased cost of construction that are caused by operation of Legal Requirements regulating the construction or repair of damaged facilities, (ii) flood and earthquake coverage, and (iii) coverage against collapse) and including a law and

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ordinance endorsement, such insurance to be written on an “Agreed Amount” basis, in amounts at all times sufficient to prevent Landlord or Tenant from becoming a co-insurer under the terms of the applicable policies, but in any event, in an amount not less than the then Full Insurable Value of the Improvements. The term “Full Insurable Value” shall mean actual replacement cost of the Improvements (exclusive of the cost of noninsurable portions thereof, such as excavation, foundations and footings);

(b)  commercial general liability insurance, including Blanket Broad Form contractual liability insurance, protecting Tenant and Landlord, from and against any and all claims for damages or injury to person or Demised Premises or for loss of life or of Demised Premises occurring upon, in, or about the Demised Premises and the adjoining streets, vaults, sidewalks and passageways, such insurance to afford immediate protection, to the limit of not less than Five Million Dollars ($5,000,000) per occurrence and Five Million Dollars ($5,000,000) in the aggregate for all occurrences within each policy year; such liability policy shall also include contractual liability coverage for all of Tenant’s indemnification and other Obligations under Article 18 hereof; from time to time during the Term within fifteen (15) days after written demand of Landlord, Tenant will increase the limits of coverage under said liability insurance to amounts then commonly required by prudent landlords under net leases of similar properties;

(c)  boiler and pressure vessel insurance including pressure pipes;

(d)  war risk insurance upon the Improvements if, as and when such insurance is obtainable from the United States Government or any agency or instrumentality thereof, whenever a state of war or national or public emergency exists or threatens, in an amount not less than the lesser of (i) the then Full Insurable Value thereof or (ii) the maximum amount of such insurance obtainable with respect to the Demised Premises;

(e)  workers’ compensation insurance covering all persons employed by Tenant at the Demised Premises and with respect to whom death or bodily injury claims could be asserted against Tenant, Landlord or the Demised Premises, with statutorily required limits. Workers’ compensation insurance shall include policy endorsements providing an extension of the policy to cover the liability of the insured under the “U.S. Longshoremen’s and Harbor Workers’ Compensation Act” and “All States Operations”; Tenant shall cause all Subtenants to maintain such workers’ compensation insurance covering all persons employed by the Subtenants at the Demised Premises;

(f)  automobile liability insurance for all owned, non-owned, leased, rented and/or hired vehicles insuring against liability for bodily injury and death and for Demised Premises damage in an amount as may from time to time be reasonably determined by Landlord but not less than Five Million Dollars ($5,000,000) combined single limit;

(g)  during the performance of any Construction Work, builder’s risk completed value form insurance against “all risks of physical loss,” including collapse, water damage, flood (if the Demised Premises is located in a flood zone), and earthquake and transit coverage, with deductible reasonably approved by Landlord, in nonreporting form, covering the total value of work performed and equipment supplies and materials furnished (with an appropriate limit for soft costs in the case of construction) and covering the full

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insurable value of all materials, utensils and equipment at any off-site storage location used with respect to the Demised Premises;

(h)  during the performance of any Construction Work, commercial general liability insurance, which shall include coverage for independent contractors and completed operations;

(i)  to the extent that set forth in the preceding provisions of this Section 11.01, such insurance as shall be required to be maintained by the mortgagor under the provisions of any Mortgage; and

(j)  such other insurance and in such amounts as may from time to time be reasonably required by Landlord against other insurable hazards which at the time are commonly insured against in the case of premises similarly situated.

Section 11.02.  Requirements for Policies.    All insurance provided for in this Article (and any other provision of this Lease) shall:

(a)  be effected under standard form policies issued by insurers of recognized responsibility, licensed or authorized to do business in the State of New York, which have a rating in the latest edition of “Bests Key Rating Guide” of A or better or another comparable rating reasonably acceptable to Landlord;

(b)  as to any policies of insurance of the character described in Sections 11.01(a), (c), (d), (e), (h), (i) and (j) hereof, expressly provide that any losses thereunder shall be adjusted by Tenant, subject to Landlord’s prior approval, which approval shall not be unreasonably withheld. All such insurance shall be carried in the name of Landlord and Tenant and all loss payable thereunder shall be made payable to Landlord (provided that if Depositary has been appointed to receive such funds, then to such Depositary), and Tenant, as their respective interests may appear; and

(c)  to the extent obtainable, contain an agreement by the insurer that such policy shall not be cancelled or materially altered without at least thirty (30) days’ prior written notice to Landlord and any Mortgagee of which Landlord shall give Tenant notice, and shall provide that any loss otherwise payable thereunder shall be payable notwithstanding any act or negligence of Landlord or Tenant which might, absent such agreement, result in a forfeiture of all or part of the payment of such loss.

Section 11.03.  Waiver of Subrogation.

(a)  Waiver of Subrogation.    Tenant shall include in each of its policies insuring against loss, damage or destruction by fire or other insured casualty a waiver of the insurer’s right of subrogation against Landlord, or, if such waiver is unobtainable (i) an express agreement that such policy shall not be invalidated if Tenant waives or has waived before the casualty the right of recovery against Landlord or (ii) any other form of permission for the release of Landlord, provided such waiver, agreement or permission is obtainable under normal commercial insurance practice at the time. If such waiver, agreement or permission shall not be, or shall cease to be, obtainable without additional charge or at all,

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Tenant shall so notify Landlord promptly after notice thereof. If Landlord shall agree in writing to pay the insurer’s additional charge therefor, such waiver, agreement or permission shall (if obtainable) be included in the policy.

(b)  Waiver of Right of Recovery.   Tenant hereby waives, for itself and those claiming through and under it, any right of recovery against Landlord and its agents for any loss occasioned by fire or other insured casualty.

Section 11.04.  Delivery of Policies.    Prior to the Commencement Date and thereafter not less than thirty (30) days prior to the expiration dates of the expiring policies theretofore furnished pursuant to this Article, originals or duplicate originals of the policies required by this Article, bearing notations evidencing the payment of premiums or accompanied by other evidence satisfactory to Landlord of such payment, shall be delivered by Tenant to Landlord.

Section 11.05. Separate Insurance.   Tenant shall not take out separate insurance concurrent in form or contributing in the event of loss with that required in this Article to be furnished by, or which may reasonably be required to be furnished by Tenant unless Landlord is included therein as an insured, with loss payable as in this Lease provided. Tenant shall immediately notify Landlord of the taking out of any such separate insurance and shall deliver the policy or policies as provided in Section 11.04 hereof.

Section 11.06.  Cooperation.   Landlord and Tenant shall cooperate in connection with the collection of any insurance monies that may be due in the event of loss, but the same shall be at the sole cost and expense of Tenant. If Tenant shall fail promptly and with due diligence to make claim for and collect any insurance monies that are so due, Landlord may make claim for and collect the same directly on behalf of and in the name of Landlord and Tenant.

Section 11.07.  Approval by Landlord.   No approval by Landlord of any insurer shall be construed to be a representation, certification or warranty of its solvency and no approval by Landlord as to the amount, type or form of any insurance shall be construed to be a representation, certification or warranty of its sufficiency.

Section 11.08.  Mortgages/Mortgagees.   All of the foregoing provisions are subject to the terms and conditions of any Mortgage, the provisions of which pertaining to insurance shall be deemed incorporated herein. If and to the extent required by the terms of any Mortgages, the Mortgagee thereunder shall be named under any insurance policy to be carried hereunder, either as an additional insured or under a mortgagee endorsement, and in the case of fire or other casualty insurance policy, each of such mortgagee(s) shall be a beneficiary thereunder pursuant to a standard New York mortgagee clause or otherwise.

Section 11.09.  Depositary.   The loss under all policies required by any provision of this Lease insuring against damage to the Improvements by fire or other casualty shall be payable to the Depositary for application to the cost of Restoration in accordance with Article 12 hereof.

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ARTICLE 12

DAMAGE AND DESTRUCTION

Section 12.01.  Damage and Destruction.

(a)  Restoration.    If, at any time during the Term, all or any part of the Improvements shall be destroyed or damaged in whole or in part by fire or other casualty of any kind or nature, whether ordinary or extraordinary, foreseen or unforeseen, Tenant shall (a) give to Landlord immediate notice thereof, (b) file all required documents and instruments with its insurers, and make such claims with its insurers, as shall be necessary or advisable, and (c) take such steps as shall be necessary or advisable to preserve any undamaged portion of the Improvements and to insure that the portions of the Demised Premises that are accessible to the public shall be safe and free from conditions hazardous to life and Demised Premises.

(b)  If the Demised Premises is partially damaged or rendered unusable by fire or other casualty, the damage thereto shall be promptly repaired by and at the expense of the Tenant, provided however that landlord shall promptly pay to Tenant any insurance proceeds received by landlord for which Tenant reimburses Landlord for the premiums pursuant to this Agreement, upon Landlord being reasonably satisfied that such repair has been completed, that there are no liens created by Tenant, its contractors, subcontractors, materialmen or otherwise, covering the Demised Premises, and that there has been no default by Tenant under this Agreement.

(c)  If the Demised Premises is totally damaged or rendered wholly unusable by fire or other casualty, either Landlord or Tenant may elect to terminate this Agreement by written notice to the other given within sixty (60) days after such fire or casualty specifying a date for the termination of this Agreement, which date shall not be more than sixty (60) days or less than ten (10) days after the giving of such notice, and upon the date specified in such notice, the term of this Agreement shall expire as fully and completely as if the date set forth were the termination date of this Agreement, and Tenant shall pay all Real Estate Taxes, assessments impositions, Rent and all other amounts pursuant to this Agreement then due and owing. Tenant shall quit, surrender and vacate the Demised Premises on the effective date of said notice. Unless either Landlord or Tenant shall serve a termination notice as provided for herein, Tenant shall make the repairs and restorations required hereunder. Tenant hereby waives the provisions of Section 227 of the New York Real Property Law and agrees that the provisions of this Article shall govern and control in lieu thereof. The provisions of this Article are intended to constitute “an express provision to the contrary” within the meaning of Section 227 of the New York Real Property Law.

(d)  Performance of Restoration.    Tenant shall commence the Restoration within thirty (30) days after the issuance of the necessary building permits (Tenant hereby agreeing to promptly apply for and to diligently pursue the obtaining of such permits) but not later than one hundred twenty (120) days after the date of this occurrence of the applicable damage or destruction. Once commenced Tenant shall diligently and continuously prosecute any such Restoration to completion.

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ARTICLE 13

CONDEMNATION

Section 13.01.  Condemnation; Rights of Termination; Distribution of Award.

(a)  If, at any time during the Term, more than fifteen (15%) percent all of the Demised Premises shall be the subject of a Taking, this Lease and the term of this Lease shall terminate and expire on the date of such Taking, and the Base Rent payable by Tenant hereunder shall be apportioned as of the date of such Taking, and Landlord shall refund to Tenant such Base Rent paid by Tenant for any period after such termination, provided that Landlord shall first apply the same to any Rent or other sums then owing by Tenant to Landlord, and only the balance, if any, shall be refunded to Tenant.

(b)  If at any time during the Term, less than fifteen (15%) all of the Demised Premises shall be the subject of a Taking, and provided that (i) such Taking includes a Taking of a portion of the Improvements, and (ii) the portion of the Demised Premises not so taken by such Taking is unusable for the operation thereof for the Permitted Use, then Tenant shall have the right to terminate this Lease by giving written notice to Landlord not later than thirty (30) days after the date of the Taking, and if Tenant shall timely give such notice of termination, then this Lease shall terminate and expire on the date of the giving of such notice by Tenant as if that date were the Scheduled Expiration Date, the Base Rent payable by Tenant hereunder shall be apportioned as of the date of such termination, and Landlord shall refund to Tenant any Base Rent paid by Tenant for any period after such termination, provided that Landlord shall first apply the same to any Rent or other sums then owing by Tenant to Landlord, and only the balance, if any, shall be refunded to Tenant.

(c)  If this Lease shall terminate pursuant to any of the foregoing provisions of this Section 13.01, then Landlord shall receive the entire award for any such Taking, and Tenant shall have no claim against Landlord or the condemning authority for the value of any unexpired portion of the Term, Tenant’s Alterations or improvements; and Tenant hereby assigns to Landlord all of its right in and to such award. Nothing contained in this Article shall be deemed to prevent Tenant from making a separate claim in any condemnation proceedings for the then value of any Tenant’s Demised Premises and Tenant’s Alterations included in such Taking and for any moving expenses or other losses, directly related to such Taking, suffered by Tenant, provided any such award is in addition to, and does not result in a reduction of, the award made to Landlord.

Section 13.02.  For purposes of this Article 13, the “date of Taking”

shall be deemed to be the earlier of (i) the date on which actual possession of the whole or substantially all of the Demised Premises, or a part thereof, as the case may be, is acquired by any lawful power or authority pursuant to the provisions of the applicable law, or (ii) the date on which title to the Demised Premises or the aforesaid portion thereof shall have vested in any lawful power or authority pursuant to the provisions of the applicable law.

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Section 13.03.  Minor Taking; Condemnation Restoration.

(a)  Restoration.    If any part of the Demised Premises shall be the subject of a Taking and this Lease shall not terminate pursuant to any of the provisions of Section 13.01 hereof, then this Lease and the term hereof shall continue without abatement of the Rent or diminution of any of Tenant’s Obligations hereunder. Tenant, at its sole cost and expense, whether or not the award or awards, if any, shall be sufficient for the purpose, shall diligently Restore any remaining part of the Improvements not so taken so that the latter shall be complete, rentable, self-contained architectural unit in good condition and repair, restored as nearly as possible to the condition, size, floor area, quality and class of the Improvements, existing immediately prior to the Taking. In the event of any Taking of the nature described in this Section 13.03(a), there shall be paid to Landlord from such award the amount set forth in clause (1) of Section 13.01(c) hereof (excluding any portion of the award attributable to Improvements that are the subject of the Taking), and the balance of the award, if any, shall be paid to Tenant and applied to the cost of restoration.

Section 13.04.  Right to Compensation.

In case of any governmental action, not resulting in the Taking of any portion of the Demised Premises but creating a right to compensation therefor, such as the changing of the grade or any street upon which the Demised Premises abuts, then, except as otherwise provided in Section 13.01 hereof, this Lease shall continue in full force and effect without reduction or abatement of Rent and the award shall be paid to Landlord.

Section 13.05.  Cooperation.

In any and all proceedings relating to a Taking, Landlord and Tenant agree to execute any and all documents that may be reasonably required to facilitate collection of the condemnation award in such proceeding and distribution of such condemnation award in the manner provided for in this Lease.

Section 13.06.  Prompt Notice.

If Landlord or Tenant shall receive notice of any proposed or pending condemnation, such party shall promptly notify the other of the receipt and contents thereof.

Section 13.07.Mortgagees Right.

The foregoing provisions are subject to any of the terms and conditions in any Mortgage.

ARTICLE 14

ASSIGNMENT; SUBLETTING; AND TRANSFER

Section 14.01.  Transfers Generally.

(a)  Except as otherwise expressly provided in this Article, (i) Tenant shall not, without the prior written consent of Landlord, assign, mortgage, encumber or transfer its interest in this Lease or any of Tenant’s rights or Obligations hereunder, by Tenant’s action,

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by operation of law or otherwise, nor sublet, or permit the subletting or occupancy of, the Demised Premises or any portion thereof, (any of the foregoing, a “Transfer”).

(b)  Notwithstanding the provisions of Section 14.01(a), Tenant shall have the right to sublet any portion or all of the Demised Premises, provided it first obtains Landlord’s consent.

(c)  Transfers Void.   Any Transfer by Tenant or other party in contravention of this Article shall be void and of no effect.

ARTICLE 15

DEFAULT PROVISIONS

Section 15.01.  Events of Default.  An “Event of Default” shall have occurred:

(a)  whenever Tenant shall default in the payment of any installment of Base Rent on any day upon which the same is required to be paid, and any such default shall continue for a period of five (5) days;

(b)  whenever Tenant shall default in the payment of any installment of Rent (other than Base Rent) on any day upon which the same is required to be paid, and any such default shall continue for a period of five (5) days after Landlord shall have given to Tenant a written notice specifying such default;

(c)  whenever Tenant shall do, or permit anything to be done, whether by action or inaction, contrary to any covenant or agreement on the part of Tenant herein contained or contrary to any of Tenant’s Obligations under this Lease, or shall fail in the keeping or performance of any of Tenant’s Obligations under this Lease (except as provided in Sections 15.02(a), (b) (d), (e), (f), (g), (h), (i) or (j) hereof), and Tenant shall fail to remedy the same within thirty (30) days after Landlord shall have given Tenant written notice specifying the same, or, if such situation cannot be remedied with the exercise of due diligence within said thirty (30) day period, if Tenant shall not (i) within thirty (30) days after the giving of such notice, advise Landlord in writing of Tenant’s intention duly to institute all steps necessary to remedy such situation, (ii) within said thirty (30) day period institute and thereafter diligently and continuously prosecute to completion all steps necessary to remedy the same, and (iii) remedy the same within a reasonable time; or

(d)  whenever an involuntary petition shall be filed against Tenant or any Guarantor under any bankruptcy or insolvency law or under the reorganization provisions of any law of like import, or a receiver of Tenant or of or for the Demised Premises of Tenant shall be appointed, or whenever this Lease or the estate hereby granted or the unexpired balance of the term of this Lease would, by operation of law or otherwise, except for this provision, devolve upon or pass to any Person other than Tenant or as provided in this Lease, and such situation under this Section shall continue and shall remain undischarged or unstayed for an aggregate period of sixty (60) days (whether or not consecutive) or shall not be remedied by Tenant within sixty (60) days; or

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(e)  whenever Tenant shall make an assignment of the Demised Premises of Tenant for the benefit of creditors or shall file a voluntary petition under any bankruptcy or insolvency law, or whenever any court of competent jurisdiction shall approve a petition filed by Tenant under the reorganization provisions of the United States Bankruptcy Code or under the provisions of any law of like import, or whenever a petition shall be filed by Tenant under the arrangement provisions of the United States Bankruptcy Code or under the provisions of any law of like import; or

(f)  if final judgment for the payment of money shall be rendered against Tenant, and said judgment shall not be discharged (i) within thirty (30) days from the entry thereof or, (ii) if Tenant shall appeal from such judgment or from the order, decree or process upon which or pursuant to which such judgment was entered and shall secure a stay of execution pending such appeal, within thirty (30) days after such appeal shall be decided or such stay removed; or

(g)  if Tenant shall make or permit a Transfer in violation of any of the provisions of Article 14 hereof; or

(h)  if any other act, action, event or condition shall occur that is expressly provided in this Lease to constitute an Event of Default.

Section 15.02.  Rights of Landlord.

(a)  Payment of Damages.   It is covenanted and agreed by Tenant that in the event of the expiration or termination of this Lease or re-entry by Landlord, under any of the provisions of this Article or pursuant to law, by reason of default hereunder on the part of Tenant, Tenant will pay to Landlord, as damages with respect to this Lease, at the election of Landlord:

(i)      a sum which at the time of such termination of this Lease or at the time of any re-entry by Landlord, as the case may be, represents the then present value (employing a discount rate equal to the then current rate of United States Treasury bills or notes, as applicable, maturing on the Scheduled Expiration Date or the next maturity date for such bills or notes occurring after the Scheduled Expiration Date) of the excess, if any, of:

(A)  the aggregate Rent which would have been payable by Tenant for the period commencing with such earlier termination of this Lease or the date of any such re-entry, as the case may be, and ending with the date hereinabove set for the expiration of the full term hereby granted, had this Lease not so terminated or had Landlord not so re-entered the Demised Premises over

(B)  the aggregate rental value of the Demised Premises for the same period; or

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(ii)     sums equal to the aggregate Rent and other sums which would have been payable by Tenant had this Lease not so terminated, or had Landlord not so re-entered the Demised Premises, payable upon the rent days specified herein following such termination or such re-entry and until the date hereinabove set for the expiration of the full term hereby granted; provided, however, that if the Demised Premises shall be leased or re-let during said period, Landlord shall credit Tenant with the net rents, if any, received by Landlord from such leasing or re-letting, such net rents to be determined by first deducting from the gross rents as and when received by Landlord from such leasing or re-letting the expenses incurred or paid by Landlord in terminating this Lease or of re-entering the Demised Premises and of securing possession thereof, as well as the expenses of leasing and re-letting, including altering and preparing any portion of the Demised Premises for new tenants, brokers’ commissions, any other tenant incentives (including assumption of lease obligations) and all other expenses properly chargeable against the Demised Premises and the rental therefrom; but in no event shall Tenant be entitled to receive any excess of such net rents over the Rent and other sums payable by Tenant to Landlord hereunder.

(b)  Recovery of Damages.    Suit or suits for the recovery of any and all damages, or any installments thereof, provided for hereunder may be brought by Landlord from time to time at its election, and nothing contained herein shall be deemed to require Landlord to postpone suit until the date when the term of this Lease would have expired if it had not been terminated under the provisions of this Article, or under any provisions of law, or had Landlord not re-entered the Demised Premises.

(c)  No Limit. Nothing herein contained shall be construed as limiting or precluding the recovery by Landlord against Tenant of any sums or damages to which Landlord may lawfully be entitled in any case other than those particularly provided for above.

(d)  Funds Held by Depositary. If this Lease terminates as a result of an Event of Default, all funds then held by Depositary (other than trust funds) shall be paid to Landlord, which Landlord shall apply to any Rents, damages and other sums owing to Landlord by Tenant.

(e)  Plans and Specifications. Upon the occurrence of an Event of Default, Tenant’s rights to any and all plans and specifications relating to the New Improvements or any other Improvements shall automatically be assigned to Landlord.

(f)  Assignment of Construction Agreements. Upon the occurrence of an Event of Default, at the request of Landlord, Tenant shall assign to Landlord, all agreements with respect to any Construction Work, Restoration or Alterations which are not then subject to any collateral assignment in favor of and approved by and executed and delivered to Landlord. Upon the request of Landlord, the respective contractors, materialmen and suppliers who are parties to any such agreements shall attorn to Landlord and any agreements entered into between Tenant and such parties shall specifically provide for such attornment upon Landlord’s request.

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Section 15.03.  Other Remedies.

Nothing herein contained shall be construed as limiting or precluding the recovery by Landlord against Tenant of any damages to which Landlord may lawfully be entitled in any case other than those particularly provided for above. Landlord shall be entitled to recover from Tenant each monthly deficiency as the same shall arise and no suit to collect the amount of the deficiency for any month shall prejudice Landlord’s right to collect the deficiency for any subsequent month by a similar proceeding. Alternatively, suit or suits for the recovery of such deficiencies may be brought by Landlord from time to time at its election.

Section 15.04.  Waiver of Right of Redemption.

Tenant, for Tenant, and on behalf of any and all Persons claiming through or under Tenant, including creditors of all kinds, does hereby waive and surrender all right and privilege which they or any of them might have under or by reason of any present or future law, to redeem the Demised Premises or to have a continuance of this Lease for the term hereby demised after being dispossessed or ejected therefrom by process of law or under the terms of this Lease or after the termination of this Lease as herein provided.

Section 15.05.  Right to Injunction.

In the event of a breach or threatened breach on the part of Tenant with respect to any of the covenants or agreements on the part of or on behalf of Tenant to be kept, observed or performed, Landlord shall also have the right to seek an injunction or other equitable relief.

Section 15.06.  No Waiver.

Failure of Landlord to declare any default immediately upon its occurrence or delay in taking any action in connection with such default shall not waive such default but Landlord shall have the right to declare any such default at any time thereafter. Any amounts paid by Tenant to Landlord may be applied by Landlord, in its sole discretion, to any items then owing by Tenant to Landlord under this Lease and receipt of a partial payment shall not be deemed to be an accord and satisfaction or waiver of the failure to make full payment.

Section 15.07.  Remedies Under Bankruptcy and Insolvency Codes.

If an order for relief is entered or if any stay of proceeding or other act becomes effective in favor of Tenant or Tenant’s interest in this Lease in any proceeding commenced by or against Tenant under the present or any future United States Bankruptcy Code or in a proceeding which is commenced by or against Tenant seeking a reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any other present or future applicable federal, state or other bankruptcy or insolvency statute or law, Landlord shall be entitled to invoke any and all rights and remedies available to it under such bankruptcy or insolvency code, statute or law of this Lease, including such rights and remedies as may be necessary to adequately protect Landlord’s right, title and interest in and to the Demised Premises or any part thereof and adequately assure the complete and continuous future performance of Tenant’s Obligations under this Lease. Adequate protection of Landlord’s right, title and interest in and to the Demised Premises, and adequate assurance of the complete and continuous future

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performance of Tenant’s Obligations under this Lease, shall include all of the following requirements:

(a)  that Tenant shall comply with all of its Obligations under this Lease;

(b)  that Tenant shall continue to use the Demised Premises only in the manner permitted by this Lease; and

(c)  that if Tenant’s trustee, Tenant or Tenant as debtor-in-possession assumes this Lease and proposes to assign it (pursuant to Title 11 U.S.C. Section 365, as it may be amended) to any Person who has made a bona fide offer therefor, the notice of such proposed assignment, giving (i) the name and address of such Person, (ii) all of the terms and conditions of such offer, and (iii) the adequate assurance to be provided Landlord to assure such Person’s future performance under this Lease, including the assurances referred to in Title 11 U.S.C. Section 365(b)(3), as it may be amended, and such other assurances as Landlord may reasonably require, shall be given to Landlord by the trustee, Tenant or Tenant as debtor-in-possession of such offer, but in any event no later than ten (10) days before the date that the trustee, Tenant or Tenant as debtor-in-possession shall make application to a court of competent jurisdiction for authority and approval to enter into such assignment, and Landlord shall thereupon have the prior right and option, to be exercised by notice to the trustee, Tenant and Tenant as debtor-in-possession, given at any time before the effective date of such proposed assignment, to accept an assignment of this Lease upon the same terms and conditions and for the same consideration, if any, as the bona fide offer made by such Person, less any brokerage commissions which may be payable out of the consideration to be paid by such Person for the assignment of this Lease. Landlord shall have no obligation to pay such brokerage commissions. If Tenant attempts to arrange such an assignment of this Lease, then as an element of the required adequate assurance to Landlord, and as a further condition to Tenant’s right to make such an assignment, Tenant’s agreement(s) with brokers shall, to Landlord’s reasonable satisfaction, provide that Landlord shall have no obligation to pay a brokerage commission if Landlord exercises Landlord’s rights under this Section 15.08.

ARTICLE 16

LANDLORD’S RIGHT TO PERFORM; CUMULATIVE REMEDIES; WAIVERS

Section 16.01.  Right to Perform.

If Tenant shall fail to pay any Taxes or Rent or make any other payment required to be made under this Lease or shall default in the performance of any other Obligations of Tenant herein contained, Landlord, without being under any obligation to do so and without thereby waiving such default, may make such payment and/or remedy such other default for the account and at the expense of Tenant, (a) immediately and without notice in the case of any failure to pay any Taxes or any other amount due a third party, if such failure would result in the creation of a lien on the Landlord’s interest in the Demised Premises or any part thereof or any loss or impairment of Landlord’s estate hereunder or in and to the Demised Premises or any failure to perform any of Tenant’s Obligations hereunder which creates an emergency situation, or, (b) in any other case, if Tenant shall fail to make such payment or remedy such default within the applicable period of notice and/or grace, if any, provided in Section 15.02 hereof. Bills for any

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expenses incurred by Landlord in connection therewith, and bills for all costs, expenses and disbursements of every kind and nature whatsoever, including counsel fees, involved in collection or endeavoring to collect any Rent or other sums due hereunder, or any part thereof, or involved in enforcing or endeavoring to enforce any right against Tenant under or in connection with this Lease, any Sublease or pursuant to law, including any such cost, expense and disbursement involved in instituting and prosecuting summary proceedings, as well as bills for any Demised Premises, material, labor or services provided, furnished or rendered, or caused to be, by Landlord to Tenant, with respect to the Demised Premises or equipment used in connection therewith (together with interest at the Interest Rate, from the respective dates of Landlord’s making of each such payment or incurring of each such cost or expense), may be sent by Landlord to Tenant monthly, or immediately, at Landlord’s option, and shall be due and payable in accordance with the terms of said bills and if not paid when due the amount thereof shall immediately become due and payable as additional rent under this Lease.

Section 16.02.  Additional Remedies.

Landlord may restrain any breach or threatened breach of any of Tenant’s Obligations hereunder, but the mention herein of any particular remedy shall not preclude Landlord from any other remedy it might have either in law or in equity. Any right or remedy of Landlord in this Lease specified and any other right or remedy that Landlord may have at law, in equity or otherwise, upon breach of any of Tenant’s Obligations hereunder shall be distinct, separate and cumulative rights or remedies, and no one of them, whether exercised by Landlord or not, shall be deemed to be in exclusion of any other.

ARTICLE 17

INTENTIONALLY OMITTED

ARTICLE 18

INDEMNITY; LIMITATION ON LIABILITY

Section 18.01  Indemnification by Tenant.    Tenant shall indemnify Landlord and all of Landlord’s officers, directors, shareholders, partners, members and employees (together with Landlord herein collectively called “Landlord Parties” and individually a “Landlord’s Party” from and against any Claims imposed upon or incurred by or asserted against Landlord or any Landlord Affiliate by reason of any of the following:

(i)       any accident, injury to or death of Persons or loss of or damage to Demised Premises occurring on or about the Demised Premises, or the Improvements or as a result of any act or omission occurring on or with respect to the Demised Premises, or the Improvements or any other matter or thing arising out of the use, repair, maintenance, operation or occupation of the Demised Premises, or the use, repair, maintenance, operation and occupation by Tenant of the streets, sidewalks or service roads, as applicable, adjacent thereto;

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(ii)       performance of the Construction Work, any Restoration, any Condemnation Restoration and any other Alteration or work or act done in, on or about the Demised Premises or any part thereof;

(iii)       any and all mechanics’, materialman’s and/or other lien(s) or claim(s) that may be alleged to have arisen against or on the Demised Premises, or any lien or claim created or permitted by Tenant or any Subtenant or any of its or their officers, agents, contractors, servants, employees, licensees or invitees against any assets of, or funds appropriated to, Landlord;

(iv)       Claims resulting from or related to any Environmental Activity or Hazardous Material at, on or within the Demised Premises or any adjacent Demised Premises, whether surface or subsurface; and/or

(v)       any failure on the part of Tenant to perform or comply with any of Tenant’s Obligations.

Tenant’s Obligations under this Article shall not be affected in any way by the absence of insurance coverage, or by the failure or refusal of any insurance carrier to perform an obligation on its part under insurance policies procured by or on behalf of Tenant. Any amounts that become payable by Tenant to Landlord under this Section and that are not paid within fifteen (15) days after demand therefor following payment of such amounts by Landlord shall bear interest at the Interest Rate from the date of such payment by Landlord.

Section 18.02 Limitation of Landlord’s Liability.   Notwithstanding anything to the contrary contained herein, Landlord shall have no personal liability under or pursuant to this Lease or for any of Landlord’s Obligations, and Tenant shall look only to Landlord’s estate in the Demised Premises in the event of any default by Landlord under this Lease, and no other Demised Premises or assets of Landlord or its agents, officers, directors, shareholders, partners or principals or any Landlord Party, disclosed or undisclosed, shall be subject to levy, execution or other enforcement procedure for the satisfaction of Tenant’s remedies under or with respect to this Lease, the relationship of Landlord and Tenant hereunder or under law or Tenant’s use or occupancy of the Demised Premises or any other liability of Landlord to Tenant.

Section 18.03 Attorneys.   If any claim, action or proceeding is made or brought against Landlord by reason of any matters as to which it is indemnified hereunder, then, upon demand by Landlord, Tenant, at Tenant’s option, shall either resist, defend or satisfy such claim, action or proceeding in Landlord’s name, by the attorneys for, or approved by, Tenant’s insurance carrier (if such claim, action or proceeding is covered by insurance) or by such other attorneys as Landlord shall approve, which approval shall not be unreasonably withheld. Notwithstanding the foregoing, Landlord may engage its own attorneys to defend or to assist in its defense of such claim, action or proceeding and Tenant shall pay the reasonable fees and disbursements of such attorneys.

Section 18.04 Survival.    The provisions of this Article shall survive the expiration or earlier termination of this Lease.

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ARTICLE 19

QUIET ENJOYMENT; TRANSFER OF LANDLORD’S INTEREST

Section 19.01  Quiet Enjoyment.   Landlord covenants and agrees that if and so long as there is no Event of Default hereunder, Tenant shall lawfully and quietly hold, occupy and enjoy the Demised Premises without hindrance or molestation by Landlord or by anyone claiming by, through or under Landlord, subject to the Permitted Encumbrances, covenants, agreements, terms, provisions and conditions of this Lease.

Section 19.02    Transfer of Landlord’s Interest.    It is expressly understood and agreed that the term “Landlord”, as used in this Lease, means only the owner for the time being of the Demised Premises, and in the event of the sale, assignment or transfer by such owner of its or their interest in the Demised Premises and in this Lease, such owner shall thereupon be released and discharged from all of Landlord’s Obligations thereafter accruing; but such Obligations shall be binding upon each new owner for the time being of the Demised Premises.

ARTICLE 20

WAIVER OF JURY TRIAL; COUNTERCLAIMS

Section 20.1  Waiver of Jury Trial.   The parties hereto waive a trial by jury of any and all issues arising in any action or proceeding between them or their successors or assigns under or connected with this Lease or any of its provisions or any negotiations in connection therewith or Tenant’s use or occupancy of the Demised Premises, except when such action or proceeding arises from personal injury suffered on or resulting from the Demised Premises.

Section 20.2  No Counterclaims.   Tenant shall not interpose, by consolidation of actions or otherwise, any counterclaims in a summary proceeding or in any action based on nonpayment by Tenant of Rent.

Section 20.3  Survival.   The provisions of this Article shall survive the expiration or earlier termination of this Lease.

ARTICLE 21

NOTICES

Section 21.01  Notices.    Each written notice, demand, request or other communication required or permitted hereunder (a “Notice”) shall be in writing and shall be deemed to have been duly given in accordance with this Lease (a) if delivered by hand, with delivery or service acknowledged in writing by the party receiving the same, on the day of delivery, (b) if delivered by mail, three (3) business days after being deposited in a United States Postal Service depository, postage prepaid, registered or certified mail, return receipt requested, or (c) if delivered by Federal Express, UPS or any other reputable, nationwide overnight courier

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service, on the date of delivery to the party to which such notice, demand, request or communication is directed, and in each case, addressed as follows:

(b) if to Landlord:	NovaPark LLC c/o I. Goldberg LLC 400 Kelby Street Fort Lee, NJ 07024

(c) if to Tenant	Angion Biomedica Corp. 1050 Stewart Avenue Garden City, NY 11530

or to such other address as may be specified by written notice sent in accordance herewith. The attorney(s) of any party hereto are authorized to give Notices on behalf of such party, and any Notice given by a party’s attorney(s) shall have the same force and effect as if given by such party itself.

ARTICLE 22

ESTOPPEL CERTIFICATE

Section 22.01  Estoppel Certificate.   At any time and from time to time upon written request of Landlord, Tenant, within ten (10) days after the making of such request by Landlord, will execute, acknowledge and deliver to Landlord and, if requested by Landlord, also to any Mortgagee(s), a certificate, in form and substance reasonably satisfactory to Landlord, stating:

(b)  whether or not this Lease is in full force and effect;

(c)  whether or not this Lease has been modified or amended in any respect, and identifying all such modifications or amendments, if any;

(d)  the date(s) to which Rent and Taxes have been paid;

(e)  whether or not there are any existing defaults with respect to Landlord’s Obligations to the knowledge of the party executing the certificate, and specifying the nature of such defaults, if any; and

(f)  such other matters as shall be reasonably requested by Landlord or any Mortgagee.

Each such certificate shall also expressly state that it runs to the benefit of and may be relied upon by Landlord, Landlord’s lenders, mortgagees and purchasers and Landlord’s prospective lenders, mortgagees and purchasers.

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ARTICLE 23

SEVERABILITY

Section 23.01  Severability.   If any term or provision of this Lease or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

ARTICLE 24

SIGNAGE

(a)  Tenant shall not, except as set forth in the next following sentence, (i) place, erect or maintain any sign, design, logo, monument, banner, pennant, decal, advertisement, picture, lettering, numerals, graphics decoration, sticker, poster, notice, or other display (collectively, “signs”), or any item of any other kind or nature, on the inside or outside of the windows or exterior of the Demised Premises (including on any awning or canopy) without the prior written approval of Landlord (which approval shall not be unreasonably withheld, conditioned or delayed), or (ii) display from within the Demised Premises any signs that are visible from the exterior of the Demised Premises, without Landlord’s prior written approval (which approval shall not be unreasonably withheld, conditioned or delayed). Tenant shall, at its sole expense, maintain all signs in good condition at all times during the Term. Upon the expiration or sooner termination of this Lease, Tenant at its own expense shall remove all signs and restore the exterior of the Demised Premises to its original condition, reasonable wear and tear excepted. Such obligation of Tenant shall survive the expiration or sooner termination of this Lease.

(b)  Tenant shall, at its sole cost and expense, obtain and maintain during the Term all applications, permits, consents, approvals, and licenses required by Governmental Authorities in connection with the signs. Copies of all permits and licenses shall be delivered to Landlord promptly after Tenant’s receipt thereof. Signs shall comply with all Legal Requirements and with the rules of any landmark or other commission having jurisdiction over the Building. Upon demand of Landlord, Tenant shall, at its sole cost and expense, immediately remove any signs that Tenant has replaced or permitted to be placed in violation of this clause and repair and restore any damage caused by their installation or removal.

ARTICLE 25

END OF TERM

Section 25.01  Surrender.   Upon the expiration of the term of this Lease or upon the earlier termination thereof, or upon the re-entry of Landlord upon the Demised Premises as herein provided for, Tenant shall peaceably and quietly leave, surrender and yield up unto

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Landlord, the Demised Premises, and any Improvements constructed therein from time to time, in good order, condition and repair, reasonable wear and tear excepted, free and clear of all agreements, easements, encumbrances or other liens, other than the Permitted Encumbrances and those created or consented to in writing by Landlord or otherwise permitted under this Lease. If the Demised Premises is not so surrendered at the end of the term of this Lease, Tenant shall make good to Landlord all damages which Landlord shall suffer by reason thereof, and shall indemnify Landlord from and against all Claims resulting from or arising in connection with Tenant’s failure to surrender the Demised Premises, including any Claim made by any succeeding tenant against Landlord founded upon delay by Landlord in delivering possession of the Demised Premises to such succeeding tenant, so far as such delay is occasioned by the failure of Tenant to surrender the Demised Premises. The provisions of this Section 25.01 shall survive the expiration or earlier termination of this Lease.

Section 25.02  Re-Entry.   From and after any date upon which Landlord shall be entitled to give a Termination Notice, Landlord may, without further notice, enter upon, re-enter, possess and repossess itself of the Demised Premises, by force, summary proceedings, ejectment or otherwise, and may dispossess and remove Tenant and all other persons and Demised Premises from the Demised Premises and may have, hold and enjoy the Demised Premises and the right to receive all rental and other income of and from the same. As used in this Lease the words “enter” and “re-enter” are not restricted to their technical legal meanings.

Section 25.03  Removal of Demised Premises.   Any personal Demised Premises of Tenant, or any Subtenant which shall remain on or in the Demised Premises after the Expiration Date, may, at the option of Landlord, be deemed to have been abandoned by Tenant or such Subtenant and may either be retained by Landlord as its Demised Premises or be disposed of, without accountability, in such manner as Landlord may see fit. However, Landlord shall also have the right to require Tenant to remove any such personal Demised Premises of Tenant or such Subtenant at any such time at Tenant’s own cost and expense, provided that Landlord shall give Tenant written notice requesting the removal of any such personal Demised Premises of Tenant or such Subtenant from the Demised Premises. Landlord shall not be responsible for any loss or damage occurring to any Demised Premises owned by Tenant or any Subtenant. Tenant shall repair and restore, in a good and workmanlike manner, any damage to the Demised Premises caused by Tenant’s removal of Tenant’s Demised Premises, and if Tenant fails to do so, Tenant shall reimburse Landlord, on demand, for Landlord’s cost of repairing and restoring such damage.

Section 25.04  Holding Over.   If Tenant or anyone claiming under or through Tenant shall remain in possession of the Demised Premises or any part thereof after the expiration of the term of this Lease without any agreement in writing between Landlord and Tenant with respect thereto, Tenant shall:

(a)  be deemed a tenant at sufferance, and such occupancy during such holding shall be subject to all of the applicable terms and conditions of this Lease other than Base Rent and those relating to the length of term, and in addition to the Rents (other than Base Rent) payable pursuant to this Lease, Tenant shall pay to Landlord an amount equal to the greater of (i) the then fair market rental for the Demised Premises, or (ii) two (2) times the annual rate (determined on a per diem basis, based on a 365-day year) of Base Rent payable during the last year of the term of this Lease for each and every day after the expiration of the

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term of this Lease up to and including the day that vacant possession of the Demised Premises is surrendered (and acceptance of Rent or other payments by Landlord shall not create a new or additional tenancy other than as aforesaid);

(b)  be liable to Landlord for (i) any payment or rent concession which Landlord may be required to make to any tenant obtained by Landlord for all or any part of the Demised Premises (a “New Tenant”) in order to induce such New Tenant not to terminate its lease by reason of the holding-over by Tenant, and (ii) the loss of the benefit of the bargain if any New Tenant shall terminate its lease by reason of the holding-over by Tenant; and

(c)  indemnify Landlord against all claims for damages by any New Tenant. No holding-over by Tenant, or the payment to Landlord of the amounts specified above, shall operate to extend the term of this Lease. Nothing herein contained shall be deemed to permit Tenant to retain possession of the Demised Premises after the Expiration Date or sooner termination of this Lease, and no acceptance by Landlord of payments from Tenant after the Expiration Date or sooner termination of the term of this Lease shall be deemed to be other than on account of the amount to be paid by Tenant in accordance with the provisions of this Section.

ARTICLE 26

COVENANTS BINDING

Section 26.01 Covenants Binding.   The covenants, agreements, terms, provisions and conditions of this Lease shall be binding upon and inure to the benefit of the successors and assigns of Landlord and, except as otherwise provided herein, the successors and assigns of Tenant.

ARTICLE 27

ENTIRE AGREEMENT; NO WAIVER

Section 27.01 Entire Agreement.   This Lease contains all the covenants representations, warranties and conditions made by or between the parties hereto with respect to the subject matter hereof, and supersedes all prior understandings and agreements between the parties. This Lease may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

Section 27.02  No Waiver.

(a)      Receipt of Rent.   The receipt of Rent by Landlord, with knowledge of any breach of this Lease by Tenant or of any default on the part of Tenant in the observance, performance or compliance with any of Tenant’s Obligations shall not be deemed to be a waiver of any of the terms, covenants or conditions of this Lease. In the event that Tenant is in arrears in the payment of any Rent or other sum payable hereunder, Tenant waives Tenant’s right, if any, to designate the items against which any payments made by Tenant are to be credited, and

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Tenant agrees that Landlord may apply any payments made by Tenant to any items Landlord sees fit irrespective of and notwithstanding any designation or request by Tenant as to the items against which any such payments shall be credited.

(b)  Enforcement of Terms.   No failure on the part of Landlord to enforce any term, covenant or condition herein contained, nor any waiver of any right thereunder by Landlord, unless in writing, shall discharge or invalidate such term, covenant or condition, or affect the right of Landlord to enforce the same in the event of any subsequent breach or default. The consent of Landlord to any act or matter must be in writing and shall apply only with respect to the particular act or matter to which such consent is given and shall not relieve Tenant from the obligation wherever required under this Lease to obtain the consent of Landlord to any other act or matter. The receipt by Landlord of any Rent or any other sum of money or any other consideration hereunder paid by or on behalf of Tenant after the termination, in any manner, of the term of this Lease, or after the giving by Landlord of any notice hereunder to effect such termination, shall not reinstate, continue or extend the term of this Lease or destroy or in any manner impair the efficacy of any such notice of termination as may have been given hereunder by Landlord to Tenant prior to the receipt of any such sum of money or other consideration, unless so agreed to in writing and signed by Landlord. Neither acceptance of the keys nor any other act or thing done by Landlord or any employee, agent or representative of Landlord during the term of this Lease shall be deemed to be an acceptance of a surrender of the Demised Premises, excepting only an agreement in writing signed by Landlord accepting or agreeing to accept such a surrender.

ARTICLE 28

NO MERGER

Section 28.01  No Merger.   There shall be no merger of this Lease or of the leasehold estate hereby created with the fee estate in the Demised Premises by reason of the fact that the same person acquires or holds, directly, this Lease or the leasehold estate hereby created or any interest herein or in such leasehold estate as well as the fee estate in the Demised Premises or any interest in such fee estate.

ARTICLE 29

PERMITTED ENCUMBRANCES; ZONING

Section 29.01 Tenant shall comply with all of the easements, agreements and other matters which constitute Permitted Encumbrances and shall not cause or permit any of the same to be violated. Tenant shall not change or attempt to change the zoning of the Demised Premises.

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ARTICLE 30

CONSENTS; APPROVALS

Section 30.01  Consents.   Wherever it is specifically provided in this Lease that Landlord’s consent shall not be unreasonably withheld, Landlord also agrees that Landlord’s response to a request for such consent shall not be unreasonably delayed

Section 30.02  No Damages.   Tenant hereby waives any claim for consequential or other damages against Landlord which Tenant may have based upon any assertion that Landlord has unreasonably withheld or unreasonably delayed any consent or approval that, pursuant to specific provisions of this Lease, is not to be unreasonably withheld or delayed or that Landlord has otherwise failed to act reasonably in the performance of any of Landlord’s Obligations in any instance where Landlord is required under this Lease to act reasonably. In any such case, Tenant’s sole remedy shall be an action or proceeding to enforce any such provision or for specific performance, injunction or declaratory judgment. Tenant agrees that if Tenant shall request such a consent or approval from Landlord and Landlord shall fail or refuse to give such consent or shall delay the giving of such consent, or if Landlord shall otherwise fail to act reasonably in any instance where Landlord is required under this Lease to act reasonably, then, in any case, Tenant shall not be entitled to any consequential or other damages for such withholding or delay or for Landlord’s otherwise failing to act reasonably.

ARTICLE 31

INTENTIONALLY OMITTED

ARTICLE 32

MISCELLANEOUS

Section 32.01  Representations and Warranties.   Tenant and the person or

persons signing this Lease on behalf of Tenant represent and warrant to Landlord that the execution, delivery and performance of this Lease by Tenant has been authorized by all necessary action, and the person or persons signing this Lease are authorized to sign and deliver this Lease on behalf of Tenant.

Section 32.02  Recording.      Tenant shall not record this Lease or any memorandum thereof without the prior consent of Landlord.

ARTICLE 33

SUBORDINATION; MORTGAGES

Section 33.01  Subordination and Attornment.

(a)     Subordination.   This Lease and Tenant’s rights hereunder are subject and subordinate to all Mortgages. At the request of any Mortgagee, Tenant shall attorn to such Mortgagee, its successors in interest or any purchaser in a foreclosure sale.

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(c)  Attornment.    If a Mortgagee or any other Person shall succeed to the rights of Landlord under this Lease, whether through possession or foreclosure action, or the delivery of a new lease or deed, then at the request of the successor landlord and upon such successor landlord’s written agreement to accept Tenant’s attornment and to recognize Tenant’s interest under this Lease, Tenant shall be deemed to have attorned to and recognized such successor landlord as Landlord under this Lease. The provisions of this Article 32 are self-operative and require no further instruments to give effect hereto; provided, however, that Tenant shall promptly execute and deliver any instrument that such successor landlord may reasonably request (1) evidencing such attornment, (2) setting forth the terms and conditions of Tenant’s tenancy, and (3) containing such other terms and conditions as may be required by such Mortgagee, provided such terms and conditions do not increase the Rent, materially increase Tenant’s non-monetary obligations or materially and adversely affect Tenant’s rights under this Lease. Upon such attornment, this Lease shall continue in full force and effect as a direct lease between such successor landlord and Tenant upon all of the terms, conditions and covenants set forth in this Lease except that such successor landlord shall not be:

(i)     liable for any act or omission of Landlord (except to the extent such act or omission is a default under this Lease and continues beyond the date when such successor landlord succeeds to Landlord’s interest and Tenant gives notice of such act or omission to such successor landlord);

(ii)     subject to any defense, claim, counterclaim, set-off or offset which Tenant may have against Landlord;

(iii)     bound by any prepayment of more than one (1) month’s Rent to any prior landlord;

(iv)     bound by any obligation to make any payment to Tenant which was required to be made prior to the time such successor landlord succeeded to Landlord’s interest;

(v)     bound by any modification, amendment or renewal of this Lease made without the consent of any Mortgagee of which Tenant has been provided notice; or

(vi)     obligated to return any security deposit not actually received by any successor landlord.

(c)  Further Assurances.  Upon request by Landlord or by any existing or prospective Mortgagee, or if necessary to comply with any requirements of any rating agency, Tenant shall deliver to the requesting party such documents and agreements as the requesting party shall reasonably request to further effectuate the intentions of the parties as set forth in this Lease, including a separate written instrument in recordable form signed and acknowledged by Tenant setting forth and confirming, directly for the benefit of specified Mortgagee(s), any or all rights of Landlord or Mortgagees. Landlord shall pay all reasonable out-of-pocket costs incurred by Tenant in connection therewith.

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SIGNATURE PAGE FOLLOWS

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IN WITNESS WHEREOF, the parties hereto have duly executed this instrument as of the day and year first above written.

Landlord:	NOVAPARK LLC

By:	/s/ Itzhak Goldberg
	Name:	Itzhak Goldberg
	Title:	Manager

Tenant:	ANGION BIOMEDICA CORP.

By:	/s/ Itzhak Goldberg
	Name:	Itzhak Goldberg
	Title:	President

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EXHIBIT A

LEGAL DESCRIPTION OF THE LAND

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APPROVED FOR LEASE EXHIBIT

BY Tom Special

DATE 5/9/07

CENTER LINE OF NEW DEMISING WALL
Available
CENTER LINE OF NEW DEMISING WALL
Revised 5-9-07
Premises to be Surrendered
LabCorp

FIRST AMENDMENT OF LEASE DATED AS OF June 29th, 2011 BETWEEN NOVAPARK LLC, AS LANDLORD, AND ANGION BIOMEDICA CORPORATION, AS TENANT FOR LEASE OF PREMISES LOCATED At 51 CHARLES LINDBERGH BLVD., UNIONDALE, New York

WHEREAS, the parties hereto executed a Lease dated June 21, 2011 between NovaPark, LLC a Delaware Limited Partnership with offices at 400 Kelby Street, Fort Lee, NJ 07024, as Landlord and Angion Biomedica Corporation, a Delaware corporation having offices at 51 Charles Lindbergh Blvd. Uniondale NY 11553 (hereinafter the “Lease”);

WHEREAS, Landlord and Tenant desire among other things to modify the Lease.

NOW, THEREFORE, in consideration of the premises and the mutual terms, covenants and conditions contained herein in the Lease, Landlord and Tenant hereby agree to amend the Lease as follows:

1.         Capitalized terms are defined in the Lease unless specifically otherwise defined hereunder.

2.         Section 1.01 is amended as below:

A.  The Definition of “Demised Premises” to the portion of Land and

Building described in Exhibit B of the Lease to consist of approximately 52,000 sq ft until December 31st 2011 in order to allow staging of Angion’s move to the facility and thereafter to approximately 43,000sq ft.

B.  The Definition of “Tenant Proportionate Share” to mean forty percent (40%).

3.  Section 4.01a is deleted and replaced by amended Section 4.01a as below.

(a)  During the period commencing on the Rent Commencement Date through the end of year 15 of the Lease, Tenant shall pay to Landlord an annual Base Rent as follows:

Lease year(s) From Rent Commencement Date	Annual Rent	Monthly

Years 1-3	$450,000.00	$37,500.00

Years 4-6	$463,500.00	$38,625.00

Years 7-9	$477,405.00	$39,783.00

Years 10-12	$491,727.00	$40,977.00

Years 13-15	$506,479.00	$42,207.00

The parties acknowledge that the Rent set forth above is about 50% lower than the current market rate ($22-$24 per sq ft, triple net) for similar space. Landlord will engage a licensed cost segregation firm to perform a cost segregation study of the Property following completion of the construction phase (December 2011). Annual Rent hereunder will be adjusted annually based upon Tenant’s allowable adjustment pursuant to Tenant’s Federal or State grants or contracts.

4. Landlord and Tenant have submitted a PILOT (Payment in Lieu of Taxes) application to the Town of Hempstead which if approved will result in significant reduction in property taxes. Tenant shall be entitled to 40% of any reduction realized through approval of the Pilot program.

5. In the event of any inconsistencies between this Amendment and the Lease the terms of this Amendment shall govern.

6. Except as set forth, the Lease remains unchanged and in full force and effect.

In Witness Whereof, the parties have executed this Amendment as of the day and year first above mentioned.

Landlord: NovaPark, LLC

By:	/s/ Itzhak Goldberg
Name: Itzhak Goldberg
Title: Manager

Tenant: ANGION BIOMEDICA CORPORATION

By:	/s/ Itzhak Goldberg
Name: Itzhak Goldberg
Title: President